EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation of our report, dated December 6, 2007, with respect to the consolidated balance sheets of Tech/Ops Sevcon, Inc. as of September 30, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ investment and cash flows foreach of the years in the three-year period ended September 30, 2007, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File No. 33-42960, File No. 333-02113, File No. 333-61229 and File No. 333-104785).

/s/ Vitale,Caturano & Company, Ltd.

Boston, Massachusetts
December 26, 2007